GAIN Capital Clarifies Impact of U.S. Tax Cuts and Jobs Act on Fourth Quarter and Full Year 2017 Results

BEDMINSTER, N.J., March 12, 2018 /PRNewswire/ -- GAIN Capital Holdings, Inc. ("GAIN" or the “Company”) (NYSE: GCAP), a leading global provider of online trading services, wishes to clarify its prior statement regarding the impact of the U.S. Tax Cuts and Jobs Act on its net income included in the Company’s previously disseminated fourth quarter and full year 2017 earnings release, issued on Thursday, March 8, 2018. The Company’s prior statement in the fourth bullet under the “Key Financial Results” section is amended to read, “Removing the impact of the U.S. Tax Cuts and Jobs Act on GAAP net loss, net income in the fourth quarter would have been a net profit of $1.2 million or $0.03 per share, while the full year would have been a net loss of $6.3 million or $0.10 per share.”

About GAIN
GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 908.731.0737
ir@gaincapital.com

Media Contact
Nicole Briguet, Edelman for GAIN Capital
+1 212.704.8164
pr@gaincapital.com

Forward-Looking Statements:
In addition to historical information, this press release contains "forward-looking" statements that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital's annual report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 15, 2017, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in GAIN Capital’s systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, our ability to effectively compete, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital’s views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.